Exhibit 99.1

OPTION TO CONVERT
12.0% Unsecured Notes
Due January 31, 2008
December 10, 2007

(Addresss)

Concerning the outstanding obligation of your investment in the 12.0% unsecured promissory note due January 31, 2008 at $25,000 per unit that you entered into with the Company on December 2002; this letter serves as notice that the Company has received the Board of Director approval to offer the following action:

•	Offer to the investors a payment of their principle investment, with the option of either cash or conversion into equity while continuing the scheduled interest payment due on December 31, 2007.

Enclosed with this Conversion Offer is a prospectus.  I encourage you to read it in its entirety.

Pursuant to Board action, listed below are the repayment options for your investment with respect to your investment in the 12.0% unsecured promissory note. Please choose which repayment option below you desire:

1.
Please repay my entire investment on January 31, 2008 in a cash payment as scheduled.  I understand that the Company will have no further obligation from me under the note after payment of my principle and accrued interest.

2.
Please repay my entire investment into shares of the Company’s common stock at a conversion of $1.85 per share for a total of 13,513 shares per unit and including 4,054 warrants to purchase the Company’s common stock at an exercise price of $2.25, and including a two (2) year extension of the exercise period of the original 7,080 warrant shares with an exercise price of $ 2.00 per share to January 2010.  I understand that the Company will have no further obligations from me under the unsecured promissory note.  This conversion will be effective on December 30, 2007.

I instruct the Company to repay my investment by option __________.

Authorized Signature _____________________________

Thank you,
David J. Murphy
Chief Executive Officer

EnerLume Energy Management Corp.	Phone: (203) 248-4100
Two Broadway	Fax: (203) 230-8667
Hamden, CT 06518	www.enerlume.com